Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-38080) of Agilent Technologies, Inc. of our report dated June 21, 2012, with respect to the statements of net assets available for benefits of Agilent Technologies, Inc. 401(k) Plan as of December 31, 2011 and 2010, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, Line 4a - Schedule of Delinquent Participant Contributions for the year ended December 31, 2011, and the related supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2011,  which report appears in the December 31, 2011 annual report on Form 11-K of the Agilent Technologies, Inc. 401(k) Plan.

/s/ Mohler, Nixon & Williams

MOHLER, NIXON & WILLIAMS

Accountancy Corporation

Campbell, California

June 21, 2012